UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2024

VEEA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-4021	46-3921281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

164 E. 83rd Street, New York, NY	10028
(Address of principal executive offices)	(Zip Code)

(212) 535-6050

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VEEA	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock at a price of $11.50, subject to adjustment	VEEAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Overview of the Transaction

On September 13, 2024 (the “Closing Date”), the registrant consummated its previously announced business combination with Veea Inc., a Delaware corporation (“Veea”), pursuant to that certain Business Combination Agreement, dated November 27, 2023 (as the same has been amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), between Veea, Plum Acquisition Corp. I, a Cayman Islands exempted company (“Plum”), and Plum SPAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Plum (“Merger Sub” and, collectively, the “Parties”). The consummation of the Business Combination involved (i) Plum de-registering from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware, migrating to and domesticating as a Delaware corporation (the “Domestication”), and (ii) the merger (the “Merger”) of Merger Sub with and into Veea, pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), the separate corporate existence of Merger Sub ceased, with Veea as the surviving corporation becoming a wholly-owned subsidiary of Plum, pursuant to the terms of the Business Combination Agreement and in accordance with the DGCL. As a result of the Business Combination, the registrant owns 100% of the outstanding common stock of Veea. In connection with the closing of the Business Combination, the registrant changed its name from “Plum Acquisition Corp. I” to “Veea Inc.” and Veea Inc. changed its name to “VeeaSystems Inc.”

Unless the context otherwise requires, (i) references to “we,” “us,” “our,” “Veea” and the “Company” refer to Veea Inc., a Delaware corporation, and its consolidated subsidiaries, following the Closing, (ii) references to “Plum” refer to Plum Acquisition Corp. I prior to the Closing and (iii) references to the “registrant” refer to Plum, which was renamed Veea Inc. in connection with the Closing. All references herein to the “Board” refer to the board of directors of the Company.

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement (as defined below) in the section entitled “Selected Definitions” beginning on page iv thereof, and such definitions are incorporated herein by reference.

Conversion of Securities and Merger Consideration

Upon the Domestication, each then-outstanding Plum ordinary share was cancelled and converted into one share of common stock of the registrant, par value $0.0001 per share (“Common Stock”), and each then-outstanding Plum warrant was assumed and converted automatically into a warrant of the registrant, exercisable for shares of Common Stock. Additionally, outstanding units of the registrant were separated into their component parts, and outstanding Plum Class B shares were converted into Class A shares on a 1-for-1 basis. As of the Closing Date, upon consummation of the Business Combination, the only outstanding shares of capital stock of the registrant are shares of Common Stock.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at Closing, each outstanding share of Veea Common Stock and each outstanding share of Veea Preferred Stock, on an as-converted to Veea Common Stock basis, but excluding Dissenting Shares, New Financing Securities and treasury shares, was cancelled and extinguished and converted into the right to receive the number of shares of Common Stock determined in accordance with the Business Combination Agreement based on a pre-money equity value of Veea of $180,000,000, plus the aggregate exercise prices of Veea’s in-the-money, vested convertible securities, divided by $10.00.

Pursuant to the Business Combination Agreement, at the effective time of the Merger, each Veea Option was converted into an option to acquire, subject to substantially the same terms and conditions as were applicable under such Veea Option, the number of shares of Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Veea Common Stock subject to such Veea Option as of immediately prior to the effective time of the Merger by the Existing Holder Exchange Ratio, at an exercise price per share of Common Stock (rounded up to the nearest whole cent) equal to (a) the exercise price per share of Veea Common Stock of such Veea Option as of immediately prior to the effective time of the Merger, divided by (b) the Existing Holder Exchange Ratio.

Pursuant to the Business Combination Agreement, at the effective time of the Merger, each other Veea Convertible Security outstanding immediately prior to the effective time of the Merger ceased to represent a right to acquire Veea Capital Stock, was assumed by Plum, and was cancelled in exchange for a convertible security to acquire shares of Common Stock, on the same contractual terms and conditions as were in effect with respect to the Veea Convertible Security immediately prior to the effective time of the Merger under the terms of the relevant agreements governing such Veea Convertible Security.

Any Veea indebtedness owed to Allen Salmasi or his affiliates (or their respective assignees) (“NLabs Debt”) was converted into shares of Common Stock at the Closing at a price of $5.00 per share of Common Stock, which shares are not considered Existing Veea Shares and are in addition to the shares of Common Stock issued to holders of Existing Veea Shares.

The Business Combination Agreement also provides holders of Existing Veea Shares with a contingent right to receive up to 4,500,000 additional shares of the Common Stock (the “Earnout Consideration”), subject to the following contingencies, including (i) 50% of the Earnout Consideration if, at any time during the ten years following the Closing (the “Earnout Period”), the volume-weighted average trading sale price of one share of the Common Stock is greater than or equal tox $12.50 per share for any twenty trading days within any thirty trading day period; and (ii) 50% of the Earnout Consideration if, at any time during the Earnout Period, the volume-weighted average trading sale price of one share of the Common Stock is greater than or equal to $15.00 per share for any twenty trading days within any thirty trading day period.

The material terms and conditions of the Business Combination Agreement are described in greater detail in the Company’s definitive proxy statement/prospectus/consent solicitation (as amended and supplemented, the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”), on May 15, 2024, in the section entitled “The Business Combination Proposal - The Business Combination Agreement” beginning on page 93, which information is incorporated herein by reference.

Related Agreements

This section describes certain additional agreements entered into in connection with the Business Combination Agreement.

Amendment to Business Combination Agreement

On September 11, 2024 the Parties entered into a second amendment to the Business Combination Agreement (the “Amendment”). The Amendment, among other things, (a) provides that the Business Combination Agreement will automatically terminate if the Closing had not occurred on or prior to September 16, 2024, and (b) contains a mutual release and waiver of potential claims arising under the BCA prior to the date of the Amendment.

The parties entered into a non-binding terms sheet pursuant to which Plum, Veea and Sponsor expect to further agree to provide for certain additional conditions to the Closing, including but not limited to the following: the assumption of certain deferred liabilities of Plum by the post-Closing Company in exchange for certain Sponsor Earnout Shares, indemnification of post-Closing Company for all other accrued liabilities of Plum not so deferred, equitization of certain promissory and other notes at a price of $5 per share and a waiver of the net tangible assets closing condition in the Business Combination Agreement. In addition, it is expected that as a condition to Closing the parties will raise at least $4.0 million in additional financing, comprised of at least $2.0 million that will be available to the combined company at or within ten business days of the Closing, and the remainder within 30 days after the Closing, and in connection with which the Sponsor shall transfer a total of 550,000 registered Sponsor Earnout Shares (including those given in exchange for the assumption of deferred liabilities) to the investors in such additional financing.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Amendment to Promissory Notes

As previously disclosed, the Company issued unsecured promissory notes to Mr. Michael Dinsdale, Ms. Ursula Burns, and Mr. Kanishka Roy on January 31, 2022, July 11, 2022, and March 16, 2023, respectively (the “Promissory Notes”), and issued an unsecured promissory note to the Sponsor on July 25, 2023 (the “Plum Partners Promissory Note”). On September 11, 2024 the Company entered into amendments to the Promissory Notes whereby, upon consummation of a business combination, the outstanding principal balance will be converted into Class A Common Stock of the post-closing entity in an amount of shares equal to the outstanding principal balance under such notes divided by $5 per share. On September 11, 2024 the Company entered into an amendment to the Plum Partners Promissory Note whereby, upon consummation of a business combination, the outstanding principal balance in excess of $250,000 will be converted into Class A Common Stock of the post-closing entity in an amount of shares equal to the outstanding principal balance under such notes divided by $5 per share.

The foregoing description of the amendments to each of the Promissory Notes and Plum Partners Promissory Note is not complete and is qualified in its entirety by reference to the text of such documents, which are filed as Exhibit 10.2, 10.3, 10.4, and 10.5 hereto and which are incorporated herein by reference.

Sponsor Letter Agreement

On November 27, 2023, the Sponsor, Plum, and Veea entered into a Sponsor Letter Agreement, dated November 27, 2023, pursuant to which the Sponsor agreed, among other things, to (a) vote all of its ordinary shares of Plum in favor of the proposals relating to the Business Combination; (b) refrain from effecting a Plum Shareholder Redemption (as defined in the Business Combination Agreement); (c) exercise the option to extend the period of time Plum is afforded under its governing documents to consummate a business combination, (d) waive certain anti-dilution and conversion rights with respect to its ordinary shares of Plum which had been granted in connection with Plum’s initial public offering; (e) forfeit its founder shares, at the rate of $10.00 per share, to the extent certain of its expenses exceed $2.5 million or it incurs certain other expenses; and (f) subject 1,726,994 of its founder shares to forfeiture if the conditions applicable to the Earnout Shares are not satisfied during the Earnout Period (on the same terms proportionately as the Earnout Shares). At the Closing, pursuant to the Sponsor Letter Agreement, the Sponsor delivered to Plum and Veea a copy of the Registration Rights Agreement duly executed by the Sponsor.

The foregoing description of the Sponsor Letter Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.6 hereto and incorporated herein by reference.

Stockholder Support Agreements

On November 27, 2023, Plum, Veea and certain holders of Veea’s securities entered into Stockholder Support Agreements, pursuant to which such holders of Veea’s securities agreed to, among other things, (a) vote in favor of the Business Combination Agreement and the transactions contemplated thereby and against alternative transactions, (b) terminate certain existing stockholders’ rights immediately prior to the effective time of the Business Combination, (c) transfer restrictions on their respective equity interests prior to the Closing, except to transferees who agree to become subject to a similar Stockholder Support Agreement, and (d) waive any appraisal rights arising from the Business Combination.

The foregoing description of the Stockholder Support Agreements is not complete and is qualified in its entirety by reference to the text of such document, a form of which is filed as Exhibit 10.7 hereto and incorporated herein by reference.

Item 1.01 Entry into a Material Definitive Agreement.

Closing Agreement

On September 13, 2024, in connection with the consummation of the Business Combination, Plum, Veea, the Merger Sub and the Sponsor entered into a Closing Agreement, pursuant to which, among other things, the parties (i) agreed to waive certain closing conditions contemplated under the Business Combination Agreement, (ii) agreed that the Company shall assume certain unpaid liabilities of Plum incurred during certain transactions prior to the consummation of the Business Combination, and (iii) agreed that holders of certain demand, bridge and promissory notes shall convert the outstanding obligations into Common Stock prior to the Closing.

The foregoing description of the Closing Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.8 hereto and incorporated herein by reference.

Registration Rights Agreement

On September 13, 2024, in connection with the consummation of the Business Combination, Plum, Veea, the Sponsor and certain other holders of Common Stock (the “Company Holders”) and certain of their respective affiliates, as applicable, and the other parties thereto, enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of the Common Stock and other equity securities of the Company that are held by the parties thereto from time to time, and the Sponsor, the Company Holders and the other parties thereto were granted certain registration rights, on the terms and subject to the conditions therein. The Sponsor and such holders were granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of the Common Stock.

The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.9 hereto and incorporated herein by reference.

Lock-Up Agreements

On September 13, 2024, in connection with the consummation of the Business Combination, certain directors, officers and shareholders of Veea and the Sponsor and certain shareholders of Plum entered into lock up agreements, pursuant to which they agreed not to effect any sale or distribution of any Equity Securities of the Company issued pursuant to the Business Combination Agreement during the 180-day lock-up period, subject to certain exceptions as described in the lock up agreements.

The foregoing description of the Lock-Up Agreements is not complete and is qualified in its entirety by reference to the text of such document, a form of which is filed as Exhibit 10.10 hereto and incorporated herein by reference.

Note Conversion Agreement

On September 13, 2024, in connection with the consummation of the Business Combination, Veea, Plum and the holders of certain notes (the “Noteholders”) issued by Veea entered into Note Conversion Agreements, pursuant to which each Noteholder agreed that principal and accrued interest under such notes shall convert into Common Stock at Closing at a per share value of $5.00, and that such shares shall be subject to a five-month lock-up period. At the Closing, notes having an aggregate of $15,739,897 in principal and accrued interest were converted into 3,147,970 shares of Common Stock.

The foregoing description of the Note Conversion Agreements is not complete and is qualified in its entirety by reference to the text of such documents, a form of which is filed as Exhibit 10.11 hereto and incorporated herein by reference.

Amendment to Polar Agreements

On September 11, 2024, in connection with the consummation of the Business Combination, Plum, the Sponsor and Polar Multi-Strategy Fund (“Polar”) entered into an amendment to the Satisfaction Agreement, dated June 20, 2024, between the parties (as amended, the “Polar Agreement”). Pursuant to the Polar Agreement, all obligations of Plum and the Sponsor owed to Polar pursuant to certain subscription agreements were deemed satisfied upon (i) the transfer from Sponsor to Polar of 50,000 unrestricted shares of Common Stock, (ii) the transfer from Sponsor to Polar of 1,381,904 shares of Common Stock subject to a lock-up period as described below, and (iii) the transfer from Sponsor to Polar of 293,302 shares of Common Stock subject to forfeiture if the conditions applicable to the Earnout Shares are not satisfied during the Earnout Period.

On September 13, 2024, in connection with the consummation of the Business Combination, Plum and Polar entered into an amendment to the Polar Lock-Up Agreement, dated June 25, 2024, between the parties (as amended, the “Polar Lock-Up Agreement”). Pursuant to the Polar Lock-Up Agreement, Polar agreed not to effect any sale or distribution of the 1,381,904 shares transferred from the Sponsor for a four-month period following the Closing, subject to certain exceptions as described in the Polar Lock-Up Agreement.

The foregoing description of the Polar Lock-Up Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.12 hereto and incorporated herein by reference.

Cohen Lock-Up Agreement

On September 11, 2024, in connection with the consummation of the Business Combination, Plum and J.V.B. Financial Group, LLC (“JVB”), an affiliate of Cohen & Company Capital Markets, entered into a Lock-Up Agreement (the “Cohen Lock-Up Agreement”), pursuant to which, among other things, JVB agreed not to effect any sale or distribution of 335,000 shares of Common Stock issued to JVB pursuant to the Business Combination Agreement for a four-month period following the Closing, subject to certain exceptions as described in the Cohen Lock-Up Agreement.

The foregoing description of the Cohen Lock-Up Agreement is not complete and is qualified in its entirety by reference to the text of such document, which is filed as Exhibit 10.13 hereto and incorporated herein by reference.

Arrangements with Service Providers

Prior to Closing, Plum entered into agreements with various service providers to defer an aggregate of $1,749,723 of accrued fees to periods ranging from three months after Closing to eighteen months after Closing.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K provides that if the predecessor registrant was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as Plum was immediately before the Transactions, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the Company after the consummation of the Transactions, unless otherwise specifically indicated or the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report, including the information incorporated herein by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the Company’s business. Specifically, forward-looking statements may include statements preceded by, followed by or that include the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions.

These forward-looking statements are based on information available as of the date of this Report and management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

●	risks related to Veea’s current growth strategy and Veea’s ability to generate revenue and become profitable;

●	market acceptance of Veea’s platform and products;

●	the length and unpredictable nature of Veea’s sales cycles;

●	Veea’s reliance on distribution and partnering arrangements and third-party manufacturers;

●	cybersecurity incidents, security vulnerabilities, and real or perceived errors, failures, defects, or bugs in Veea’s platforms or products;

●	the ability to maintain the listing of our Common Stock and the warrants on Nasdaq, and the potential liquidity and trading of such securities;

●	our public securities’ potential liquidity and trading;

●	the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and our ability to attract and retain key personnel;

●	macroeconomic conditions; and

●	other factors, including those set forth in the section of the Proxy Statement entitled “Risk Factors” beginning on page 30.

Business

The information set forth in the section of the Proxy Statement entitled “Information About Veea” beginning on page 210 is incorporated herein by reference.

Risk Factors

The information set forth in the section of the Proxy Statement entitled “Risk Factors” beginning on page 30 is incorporated herein by reference.

Selected Consolidated Historical Financial and Other Information

The information set forth in the section of the Proxy Statement entitled “Selected Historical Financial Information of Veea” beginning on page 24 is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is management’s discussion and analysis of financial condition and results of operation of Veea, Inc. for the three and six months ended June 30, 2024. The consolidated balance sheet for June 30, 2024, and the consolidated statements of operations for the three and six months ended June 30, 2024 and June 30, 2023 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this Report. In addition to our historical consolidated financial information, this discussion includes forward-looking information regarding our business, results of operations and cash flows, and contractual obligations and arrangements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this Report entitled “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors” included elsewhere in the Proxy Statement.

Company Overview

Veea is a provider of edge computing and communications devices (i.e., “VeeaHub” devices), applications and services hosted on its edge Platform-as-a-Service (“ePaaS”). Veea Edge Platform ePaaS is an end-to-end platform that is both locally- and cloud-managed. VeeaHub products are converged computing and communications (i.e., hyperconverged) indoor and outdoor devices, about the size of a Wi-Fi Access Point (AP), that provide for networking and computing solutions for AI-assisted applications and solutions at the edge where people, places, and things connect to the network. Veea’s ePaaS architecture and business model is similar to Apple’s platform architecture and business model for iPhones and iPads but extended to hyperconverged VeeaHub devices offered by Veea.

Veea Edge Platform provides for highly secure connectivity, computing, and IoT solutions through full stack platform for digital transformation of industries as well as unserved or underserved communities that lack Internet connectivity and essential applications and services. It further enables the formation of highly secure, but easily accessible, private clouds and networks across one or multiple user(s) or enterprise location(s) across the globe. We have redefined and simplified edge computing and connectivity with Veea Edge Platform, easily deployable products that fully integrate hardware, system software, technologies, and edge applications. We are demonstrating, globally, that the Platform enables our partners and customers to champion digital transformations in multiple vertical markets.

Through our innovative Veea Edge Platform, we have created a new product category that brings cloud capabilities close to the user, as an alternative to cloud computing, with benefits in optimal latency, lower data transport costs, data privacy, security and ownership, Edge AI, “always-on” availability at the edge for mission critical applications, and contextual awareness for people, devices and things connected to the Internet. Gartner has recognized the innovativeness and capabilities of the platform by naming Veea a Leading Smart Edge Platform in 2023 and Cool Vendor in Edge Computing in 2021. Market Reports World in its research report published in October 2023 named Veea as one of the top 10 Edge AI solution providers alongside of IBM, Microsoft, Amazon Web Services (“AWS”) and others.

Veea earns revenue primarily from the sale of its VeeaHub devices, licenses and subscriptions. Veea incurred net losses of $7,278,070 and $13,297,064 for the three and six months ended June 30, 2024, respectively; $7,070,774 and $11,371,007 for the three and six months ended June 30, 2023, respectively; $15,638,589 for the year ended December 31, 2023, and $35,200,039 for the year ended December 31, 2022.

Veea generated net revenue of $40,811 and $57,581 for the three and six months ended June 30, 2024, respectively, $7,706 and $31,105 for the three and six months ended June 30, 2023, respectively, $9,072,130 for the year ended December 31, 2023, and $224,052 for the year ended December 31, 2022. Other than revenue generated from the license of AdEdge™ in 2023, revenue has been immaterial for all periods presented and represented revenue earned from paid pilots for our VeeaHub devices.

Veea was founded in 2014 by Allen Salmasi, our Chief Executive Officer and a pioneering wireless technology leader. Mr. Salmasi helped to drive industry transformation through his contributions to the development of CDMA/TDMA-based OmniTRACS, the largest mobile satellite messaging and position reporting system with integrated IoT solutions during the 1980s and in the 1990s; 2G/3G technology and products at Qualcomm in 1990s; 4G technology and products at NextWave during the 2000s, and hyper-converged edge computing and communications during the 2010s; and beyond with Veea. At Veea, Mr. Salmasi has assembled a talented and experienced management and engineering team that includes former senior executives of leading technology, telecom, SaaS, and wireless companies that possess a deep understanding of wireless technologies, mesh networking and edge computing.

Recent Developments

Private Placements

In October 2023, Veea commenced a private placement (the “Series A-2 Private Placement”) of its newly designated Series A-2 Preferred Stock, par value $0.00001 per share (the “Veea Series A-2 Preferred Stock”). The last closing occurred on May 14, 2024. The Company has received approximately $31 million in cash from the sale of shares of Series A-2 Preferred Stock and $5.2 million in other consideration from the sale of shares of Series A-2 Preferred Stock including the conversion of debt and other outstanding

On and around September 12, 2024, Plum and Veea, along with NLabs Inc., a significant shareholder of Veea (“NLabs”), entered into note purchase agreements (the “Note Purchase Agreements”) with certain accredited investors unaffiliated with Plum and Veea (each, an “Investor”) for the sale of unsecured subordinated convertible promissory notes (the “Notes”) as part of a private placement offering of up to $15 million in purchase price for such Notes in the aggregate. The sale of the Notes (the “Financing Closing”) occurred simultaneously with the Closing. In addition to a Note, each Investor received as a transfer from NLabs immediately prior to the Financing Closing a number of shares of Veea Series A-1 Preferred Stock that upon the Closing became become a number of registered shares of Common Stock equal to such Investors’ Loan Amount divided by $7.50 (the “Transferred Shares”).

Veea and VeeaSystems Inc. are co-borrowers under each Note (together, the “Borrowers”) and are jointly responsible for the obligations to each Investor thereunder. Each Note has a maturity date of 18 months after the Closing but is prepayable in whole or in part by the Borrowers at any time without penalty. The outstanding obligations under each Note accrues interest at a rate equal to the Secured Overnight Financing Rate plus 2% per annum, adjusted quarterly, but interest is only payable upon the maturity date of the Note as long as there is no event of default thereunder. Each Note is unsecured and expressly subordinated to any senior debt of the Borrowers. The Notes and the Note Purchase Agreements do not include any operational or financial covenants for the Borrowers. Each Note includes customary events of default for failure to pay amounts due on the maturity date, for failure to otherwise comply with the Borrowers’ covenants thereunder or for Borrower insolvency events, in each case, with customary cure periods, and upon an event of default, the Investor may accelerate all obligations under its Note and the Borrowers will be required to pay for the Investor’s reasonable out-of-pocket collection costs.

The outstanding obligations under each Note are convertible in whole or in part into shares of Common Stock (the “Conversion Shares”) at a conversion price of $7.50 per share (subject to equitable adjustment for stock splits, stock dividends and the like with respect to Common Stock after the Financing Closing) (the “Conversion Price”) at any time after the Financing Closing at the sole election of the Investor. The outstanding obligations under each Note will automatically convert at the Conversion Price if (i) the Company or its subsidiaries consummate one or more additional financings for equity or equity-linked securities for at least $20 million in the aggregate or makes one or more significant acquisitions valued in the aggregate (based on the consideration provided by the Company and its subsidiaries) to be at least $20 million, (ii) the Investors holding a majority of the aggregate outstanding obligations under the Notes expressly agree to convert all obligations under the Notes or (iii) the Common Stock trades with an average daily VWAP of at least $10.00 (subject to equitable adjustment for stock splits, stock dividends and the like with respect to Common Stock after the Financing Closing) for ten (10) consecutive trading days. The obligations under each Note will also automatically convert in connection with a Brokerage Transfer, as described below.

The Notes and the Conversion Shares are subject to a lock-up for a period of 6 months after the Financing Closing (subject to early release for a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property, and subject to customary permitted transfer exceptions). The Transferred Shares are not be subject to any lock-up restrictions, but for a period of 6 months after the Closing they will be separately designated by SPAC’s transfer agent and kept as book entry shares on the transfer agent’s records and will not be eligible to be held by DTC without the Investor first notifying the Company of its intent to transfer any such Transferred Shares to a brokerage account and/or to be held by DTC or another nominee (a “Brokerage Transfer”). If the Investor provides such notice or otherwise has any Transferred Shares subject to a Brokerage Transfer within 6 months after the Closing, a portion of the outstanding obligations under such Investor’s Note will automatically convert into a number of Conversion Shares equal to the number of Transferred Shares subject to such Brokerage Transfer, and the lock-up period for such Conversion Shares will be extended for an additional 6 months to 12 months after the Financing Closing.

The Note Purchase Agreements include customary registration rights providing that as soon as practicable after the Closing, the Company will file with the SEC a registration statement to register the resale of the Conversion Shares and will use its commercially reasonable efforts to have it declared effective within 90 days after the Closing.

Components of Results of Operations

Revenue, net

The Company recognizes revenue based on the satisfaction of distinct obligations to transfer goods and services to customers. The Company generates revenue from hardware sales and the sale of licenses and subscriptions. The Company applies a five-step approach as defined in ASC 606, Revenue from Contracts with Customers, in determining the amount and timing of revenue to be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a corresponding performance obligation is satisfied. Most contracts with customers are to provide distinct products or services within a single contract. However, if a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price.

For licenses of technology, recognition of revenue is dependent upon whether the Company has delivered rights to the technology, and whether there are future performance obligations under the contract. Revenue from non-refundable upfront payments is recognized when the license is transferred to the customer and the Company has no other performance obligations. Revenue for licenses delivered under a subscription model having terms between one and twelve-months are recognized over-time. Subscription revenue is generated through sales of monthly subscriptions. Customers pay in advance for the licenses and subscriptions. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of finished goods, components purchased for manufacturing and freight. Cost of goods sold also includes third-party vendor costs related to cloud hosting fees.

Operating Expenses

We classify our operating expenses into the following categories:

●	Product development expenses. Product development expenses primarily consist of employee compensation, employee benefits, stock-based compensation related to technology developers and product management employees, as well as fees paid for outside services and materials.

●	Sales and marketing expenses. Sales and marketing expenses consist of compensation and other employee-related costs for personnel engaged in selling, marketing and sales support functions. Selling expenses also include marketing and the costs associated with customer evaluations. The Company does not currently incur advertising costs.

●	General and administrative expenses. General and administrative expenses consist of compensation expense (including stock-based compensation expense) for employees and executive management, and expenses associated with finance, tax, and human resources. General and administrative expenses also includes transaction costs, expenses associated with facilities, information technology, external professional services, legal costs and settlement of legal claims and other administrative expenses.

●	Depreciation and amortization: Depreciation and amortization expense consists of depreciation of Veea’s property and equipment and amortization of Veea’s patents and other intellectual property.

●	Impairment: Impairment consists of impairment charges related to our in-process research and development (“IPR&D”)

Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

The following table sets forth Veea’s unaudited statements of operations data for the three and six months ended June 30, 2024 and 2023, respectively. Veea has prepared the three and six-month data on a consistent basis with the audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022 included in the Proxy Statement beginning at page F-57. In the opinion of Veea’s management, the unaudited three- and six-month financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data.

For the three months ended June 30, 2024 compared to year ended June 30, 2023

	For the Three Months Ended		$	%
	June 30, 2024	June 30, 2023	Change

Revenues, net	$40,811	$7,706	$33,105	430%
Cost of Goods Sold	30,706	7,584	23,122	305%
Gross profit	10,105	122	9,983	8,183%

Operating Expenses:
Product development	701,946	139,734	562,212	402%
Sales and marketing	292,140	57,632	234,508	407%
General and administrative	5,785,051	4,101,417	1,683,634	41%
Depreciation and amortization	68,465	589,020	(520,555)	-88%
Total operating expenses	6,847,602	4,887,803	1,959,799	40%
Loss from operations	(6,837,497)	(4,887,925)	(1,949,572)	40%

Other Income and (Expense):
Other income, net	10,075	(156,971)	167,046	-106%
Other expense	(6,474)	3,259	(9,733)	-299%
Interest expense	(444,174)	(2,029,381)	1,585,207	-78%
Total other income and expense	(440,573)	(2,183,093)	1,742,520	-80%
Net loss	$(7,278,070)	$(7,070,774)	$207,296	3%

For the six months ended June 30, 2024 compared to year ended June 30, 2023

	For the Six Months Ended		$	%
	June 30, 2024	June 30, 2023	Change

Revenues, net	$57,581	$31,105	26,476	85%
Cost of Goods Sold	42,690	22,856	19,834	87%
Gross profit (loss)	14,891	8,249	6,642	-81%

Operating Expenses:
Product development	796,169	490,839	305,330	62%
Sales and marketing	378,404	161,187	217,217	135%
General and administrative	11,102,408	7,261,446	3,840,962	53%
Depreciation and amortization	137,381	658,988	(521,607)	-79%
Total operating expenses	12,414,362	8,572,460	3,841,902	45%
Loss from operations	(12,399,471)	(8,564,211)	(3,835,260)	45%

Other Income and (Expense):
Other income, net	12,659	(155,515)	168,174	-108%
Other expense	(9,310)	(15,134)	5,824	-38%
Interest expense	(900,942)	(2,636,147)	1,735,205	-66%
Total other income and expense	(897,593)	(2,806,796)	1,909,203	-68%
Net loss	$(13,297,064)	$(11,371,007)	$(1,926,057)	17%

Revenue, net

The Company generated revenue of $40,811 and $7,706 for the three months ended June 30, 2024 and 2023, respectively. The Company generated revenue of $57,581 and $31,105 for the six months ended June 30, 2024 and 2023, respectively. Revenue has been immaterial for all periods presented and represented revenue principally earned from paid pilots for our VeeaHub® devices.

Our focus over the past several years has been on field testing and refining our product to meet customer needs as well as market developments. As a result of these efforts, we expect revenue to grow over the next several quarters  through the sales of our hardware, licenses and subscriptions. We are especially focused in four principal market opportunities: 1) Digital Equity and Inclusion, 2) Energy and Sustainability solutions for Smart Buildings and Climate Smart Agriculture, 3) Convergence of Fixed, Wireless, and 5G Networks, and 4) Smart Retail and Smart Warehouses.

Cost of Goods Sold

Cost of goods sold increased by approximately $23,000, or 305%, in the three months ended June 30, 2024 compared to the three months ended June 30, 2023. Cost of goods sold increased by $20,000, or 87%, in the six months ended June 30, 2024 compared to the three months ended June 30, 2023. The increase is immaterial as it is related to the costs incurred to generate our revenue earned from paid pilots for our VeeaHub® devices.

Product Development Expense

Product development expense increased by $0.6 million, or 402%, in the three months ended June 30, 2024 compared to the three months ended June 30, 2023. Product development expense increased by $0.3 million, or 62%, in the six months ended June 30, 2024 compared to the three months ended June 30, 2023. The increase was due to an increase in product development expenses related to an increase in internal development and additional costs incurred by outside contractors related to product manufacturing.

Sales and Marketing Expense

Sales and marketing expense increased by $0.2 million, or 407%, in the three months ended June 30, 2024 compared to the three months ended June 30, 2023. Sales and marketing expense increased by $0.2 million, or 135%, in the six months ended June 30, 2024 compared to the three months ended June 30, 2023. The increase was due primarily to an increase in customer evaluations and fees paid to third-party marketing firm during the period.

General and Administrative Expense

General and administrative expense increased by $1.7 million, or 41%, in the three months ended June 30, 2024 compared to the three months ended June 30, 2023. General and administrative expense increased by $3.8 million, or 53%, in the six months ended June 30, 2024 compared to the three months ended June 30, 2023. The increase was primarily due to an increase in foreign exchange losses. as well as an increase in professional and consulting fees relating to the Business Combination.

Depreciation and Amortization

Depreciation and amortization decreased by $0.5 million, or (88)%, in the three months ended June 30, 2024 compared to the three months ended June 30, 2023. Depreciation and amortization decreased by $0.5 million, or (79)%, in the six months ended June 30, 2024 compared to the three months ended June 30, 2023. The decrease was due to certain intangibles reaching the end of their useful lives.

Other income, net

Other income relates to immaterial non-operating income incurred during the period. These amounts were immaterial for the three and six months ended June 30, 2024 and 2023.

Other expense

Other expenses relate to immaterial non-operating expenses incurred during the period. These amounts were immaterial for the three and six months ended June 30, 2024 and 2023.

Interest expense

Interest expense decreased by $1.6 million, or 78%, in the three months ended June 30, 2024 compared to the three months ended June 30, 2023. Interest expense decreased by $1.7 million, or 66%, in the six months ended June 30, 2024 compared to the three months ended June 30, 2023. The decrease was due to loans coming to term or being converted into equity.

Liquidity and Capital Resources

To date, we have financed our operations primarily through private placements of equity securities and debt to. We plan to fund our operations and capital funding needs through a combination of private and public equity and debt offerings, or a combination thereof. Since our inception, we have incurred significant operating losses and negative cash flows. As of June 30, 2024 and December 31, 2023, we had an accumulated deficit of $183.6 million and $170.3 million, respectively.

As of June 30, 2024 and December 31, 2023, we had cash of $0.9 million and $6.0 million, respectively. Through June 30, 2024, the total cash proceeds received by the Company from the sale of Series A-2 Preferred Stock totaled approximately $30.8 million. Further, through June 30, 2024, the Company has issued approximately 2.8 million shares of Series A-2 Preferred Stock in connection with the conversion of debt and other obligations totaling approximately $5.1 million. As of June 30, 2024, we had $24.5 million outstanding debt, of which approximately $15.5 million was related party debt and $9.0 million was outstanding under our working capital facility.

During the six months ended June 30, 2024 and 2023, the Company has incurred net losses of $13.3 million and $11.4 million, respectively, and had an accumulated deficit of $183.6 million as of June 30, 2024. The Company expects to continue to incur net losses as it continues to grow and scale its business. Historically, the Company’s activities have been financed through private placements of equity securities and debt to related parties. In October 2023, the Company commenced a private placement for the sale of its newly designated Series A-2 Preferred Stock, par value of $0.00001 per share (the “Series A-2 Preferred Stock”). As of June 30, 2024, the Company has received approximately $31 million in cash from the sale of shares of Series A-2 Preferred Stock and $5.2 million in other consideration from the sale of shares of Series A-2 Preferred Stock including the conversion of debt and other outstanding obligations. In connection with the closing of the Business Combination, the Company and Plum signed Note Purchase Agreements with unrelated third parties providing for the issuance and sale of unsecured subordinated Notes in the aggregate principal amount of $15 million, with $1.45 million funded as of the Closing Date and $13.5 million being funded within thirty (30) business days of the Closing Date.

Taking into account the anticipated receipt of additional note proceeds expected to be received following the closing of the Business Combination, the receipt of approximately $1.1 million of proceeds from Plum’s trust account following the Closing Date, the conversion of $16 million of related party debt on the Closing Date, and the return of the Company’s $5 million downpayment for certain inventory purchased from iFREE Group Holdings Limited, the Company believes that it has sufficient cash to meet its working capital requirements over the next twelve months. If additional funding is required to execute the Company’s business plan, the Company expects to seek to obtain that additional funding through a combination of private equity offerings, debt financings or a combination thereof. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table shows Veea’s cash flows provided by (used in) operating activities, investing activities and financing activities for the stated periods:

	Six Months ended June 30,
	2024	2023	Variance
Operating activities	$(14,994,009)	$(6,226,583)	$(8,767,426)
Investing activities	(133,312)	(87,062)	(46,250)
Financing activities	9,986,840	7,248,000	2,738,840

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2024 was $15 million compared to $6.2 million for the six months ended June 30, 2023, an increase of $8.8 million. The increase was primarily due to the $5.0 million deposit made for inventory and a $3.8 million dollar operating loss.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2024 decreased by $46,250 from the six months ended June 30, 2023. The increase was primarily due to purchase of additional property, equipment and intangible assets during the period.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2024 was $10 million compared to $7.2 million for the six months ended June 30, 2023, an increase of $2.7 million. The increase was primarily due to proceeds received from the issuance of Series A-2 preferred stock, net of transaction costs. In 2023, the Company’s financing sources included a $5.0 million term loan from an unrelated third party, a $3.0 convertible note from an unrelated third party and an additional $2.2 million in demand notes from a related party.

Off-Balance Sheet Arrangements

We have not had any over the past three fiscal years, and we currently do not have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC. To the extent we have any contingent assets or liabilities, these have been captured and audited within the accompanying consolidated financial statements.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires Veea’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. Other than valuation of inventory, Veea does not currently have any critical accounting estimates that could have a material impact on their financial statements. Veea has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding its results, which are described in Note 3 to Veea’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 included in the Proxy Statement beginning at page F-57.

Revenue Recognition

The Company recognizes revenue based on the satisfaction of distinct obligations to transfer goods and services to customers. The Company generates revenue from hardware sales and the sale of licenses and subscriptions. The Company applies a five-step approach as defined in ASC 606, Revenue from Contracts with Customers, in determining the amount and timing of revenue to be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when a corresponding performance obligation is satisfied. Most contracts with customers are to provide distinct products or services within a single contract. However, if a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling price.

The Company earns revenue from the sale of its VeeaHub® devices, licenses and subscriptions. The Company generated revenue of $40,811 and $7,706 for the three months ended June 30, 2024 and 2023, respectively. The Company generated revenue of $57,581 and $31,105 for the six months ended June 30, 2024 and 2023, respectively. Revenue has been immaterial for all periods presented and represented revenue earned from paid pilots for our VeeaHub® devices. Revenue for the year ended December 31, 2023, was $9,072,130 from the licensing of AdEdge™, services and paid pilots for our VeeaHub products.

For licenses of technology, recognition of revenue is dependent upon whether the Company has delivered rights to the technology, and whether there are future performance obligations under the contract. Revenue from non-refundable upfront payments is recognized when the license is transferred to the customer and the Company has no other performance obligations. Revenue for licenses delivered under a subscription model having terms between one and twelve-months are recognized over-time. Subscription revenue is generated through sales of monthly subscriptions. Customers pay in advance for the licenses and subscriptions. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.

Revenue from hardware sales is recognized at a point-in-time, which is generally at the point in time when products have been shipped, right to payment has been obtained and risk of loss has been transferred. Certain of the Company’s product performance obligations include proprietary operating system software, which typically is not considered separately identifiable. Therefore, sales of these products and the related software are considered one performance obligation.

Revenue from all sale types is recognized at the transaction price, the amount management expects to be entitled to in exchange for transferring goods or providing services. Transaction price is calculated as selling price net of variable consideration which may include estimates for future returns, price protection, warranties, and other customer incentive programs based upon the Company’s expectation and historical experience.

The Company contracts with customers under non-cancellable arrangements. While customers, including resellers, may cancel master purchase agreements under certain circumstances, customers may not cancel or modify purchase orders placed under the terms of such master purchase agreements. Each purchase order is therefore a contract with the customer, i.e., the purchase of a quantity of any given, single product; further, purchase orders do not commit the customer to purchase any further volumes over time. Contract modifications do not carry revenue recognition implications as no revenue is recognized until control over products, or intellectual property, as applicable, has transferred to the customer.

The Company has service arrangements where net sales are recognized over time. These arrangements include a variety of post-contract support service offerings, which are generally recognized over time as the services are provided, including maintenance and support services, and professional services to help customers maximize their utilization of deployed systems.

A contract liability for deferred revenue is recorded when consideration is received or is unconditionally due from a customer prior to transferring control of goods or services to the customer under the terms of a contract. Deferred revenue balances typically result from advance payments received from customers for product contracts or from billings in excess of revenue recognized on services arrangements. Deferred revenue balances were not significant as of June 30, 2024 and December 31, 2023.

Inventory Valuation

The Company values inventory at the lower of cost or net realizable value. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. At each reporting period, the Company assesses the value of its inventory and writes down the cost of inventory to its net realizable value if required, for estimated excess or obsolescence. Factors influencing these adjustments include changes in future demand forecasts, market conditions, technological changes, product life cycle and development plans, component cost trends, product pricing, physical deterioration, and quality issues. The write down for excess or obsolescence is charged to the provision for inventory, which is a component of Cost of goods sold in the Company’s consolidated statements of operations and comprehensive loss. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Due to the judgmental nature of inventory valuation, we may from time to time be required to adjust our assumptions as processes change and as we gain better information. Although we continue to refine the assumptions, described above, on which we base our estimates, we cannot be sure that our estimates are accurate indicators of future events. Accordingly, future adjustments may result from refining these estimates. Such adjustments may be significant.

Goodwill

Goodwill represents the excess of the aggregate purchase consideration over the fair value of the net assets acquired. Goodwill is reviewed for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may be impaired. In conducting its annual impairment test, the Company first reviews qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment, and the fair value of the reporting unit is determined by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the fair value of the reporting unit’s goodwill is calculated and an impairment loss equal to the excess is recorded. The Company’s goodwill was recorded in connection with an acquisition consummated in June 2018. The Company considers goodwill to have an indefinite life and is not amortized.

Impairment of Long-Lived Assets

Long-lived assets with finite lives consist primarily of property and equipment, operating lease right-of-use assets, and intangible assets which are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). The Company measures and recognizes compensation expense for all stock-based awards based on estimated fair values on the date of the grant, recognized over the requisite service period. For awards that vest solely based on a service condition, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period. The Company accounts for forfeitures as they occur.

Warrants

The Company accounts for Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Warrants meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company’s own Ordinary Shares and whether the Warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent quarterly period end date while the Warrants are outstanding.

For issued or modified Warrants that meet all of the criteria for equity classification, the Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, the Warrants are required to be recorded at their initial fair value on the date of issuance, and at their fair value on each balance sheet date thereafter. Changes in the estimated fair value of the Warrants are recognized as a non-cash gain or loss in the Company’s consolidated statements of operations.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements applicable to Veea is described in Note 3, Summary of Significant Accounting Policies, which are described in Note 3 to the unaudited financial statements of Veea as of June 30, 2024 and for the six months then ended, filed as Exhibit 99.3 to this Report.

Emerging Growth Company Status

Veea is an emerging growth company as defined in the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. Veea has elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Veea’s financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, Veea intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Veea intends to rely on such exemptions, it is not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Veea will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of its first fiscal year following the fifth anniversary of the closing of the Plum Acquisition Initial Public Offering, (ii) the last date of our fiscal year in which it has total annual gross revenue of at least $1.235 billion, (iii) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which it have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risks

Foreign Exchange Risk

The currency of the primary economic environment in which the operations of the Company and its U.S. subsidiaries are conducted is the United States dollar (“USD”). Accordingly, the Company and all of its U.S. subsidiaries use USD as their functional currency.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency transaction gain (loss), mainly related to intercompany loans to the UK denominated in British Pound Sterling and intercompany agreements with our French subsidiary denominated in Euros, are included in other comprehensive gain (loss).

Our financial results could be affected by changes in foreign currency exchange rates, although foreign exchange risks have not been material to our financial position or results of operations to date. We prepared a sensitivity analysis to determine the impact of hypothetical changes foreign currency exchange rates have on our results of operations. The foreign currency rate analysis assumed a movement in the British Pound Sterling by 10% relative to the U.S. Dollar on our results. Based upon the results of this analysis, a 10% change in the British Pound Sterling would have resulted in an increase or decrease in our earnings for the year ended December 31, 2023 of approximately $0.1 million. Changes in the Euro have not been material to our financial position or results of operations to date.

Interest Rate and Debt Risk

Not applicable

Properties

We are headquartered in New York City, New York. We have engineering offices in Iselin, New Jersey; Bath, United Kingdom; and Juvigny, France. We also maintain a sales and marketing office in Paris, France.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s Common Stock as of the Closing Date by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock;

●	each of the Company’s named executive officers and directors; and

●	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 35,620,090 shares of Common Stock issued and outstanding as of the Closing Date.

In accordance with SEC rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the Closing are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 164 E. 83rd Street, New York, New York, United States. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Beneficial Ownership Table

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock	%
Directors and Executive Officers
Allen Salmasi (2)	15,885,484	44.6%
Janice K. Smith (3)	147,868	*
Mark Tubinis (4)	52,518	*
Douglas Maine (5)	39,606	*
Helder Antunes	20,000	*
Michael Salmasi	309,441	*
Kanishka Roy (6)	4,557,346	12.8%
Gary Cohen	-	*
Alan Black	-	*

NLabs Inc. (2)	12,148,921	34.1%
Salmasi 2004 Trust (2)	2,808,475	7.9%
All directors and executive officers as a group (9 individuals)	21,012,263	58.8%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 164 E. 83rd Street, New York, New York, United States.

(2)	Consists of 12,148,921 shares held by NLabs Inc., an entity controlled by Mr. Salmasi and members of his immediate family, 2,808,475 shares held by Salmasi 2004 Trust, the trustee of which is a member of Mr. Salmasi’s immediate family, 437,029 shares held directly by Mr. Salmasi and 491,059 shares held by Mr. Salmasi’s spouse.

(3)	Includes options to purchase 70,366 shares of Common Stock.

(4)	Consists of options to purchase 52,518 shares of Common Stock.

(5)	Includes options to purchase 14,714 shares of Common Stock.

(6)	Includes 4,507,346 shares of Common Stock held by Plum Partners, LLC, of which entity Kanishka Roy serves as President and Co-Chief Executive Officer and exercises dispositive and voting power.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the Closing, including biographical information regarding these individuals, is set forth in the Proxy Statement in the section entitled “Management of New Plum following the Transaction” beginning on page 233, which information is incorporated herein by reference.

At the EGM, Plum’s shareholders elected the following individuals to serve as directors of the Company, effective upon consummation of the Business Combination: Gary Cohen and Michael Salmasi were designated as Class I directors whose terms expire at the annual meeting of stockholders to be held in 2025 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal, Douglas Maine and Alan Black were designated as Class II directors whose terms expire at the annual meeting of stockholders to be held in 2026 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal, and Douglas Maine and Alan Black were designated as Class II directors whose terms expire at the annual meeting of stockholders to be held in 2027 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal. Allen Salmasi, Chairman of the Board, and Kanishka Roy are the Class III directors.

On September 19, 2024, Helder Antunes was appointed as a Class II director.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Company’s Board has determined that each of Douglas Maine, Kanishka Roy, Gary Cohen and Alan Black is an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director had with Veea and has with the Company and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director.

Committees of the Board of Directors

The standing committees of Company’s Board consists of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition of each committee following the Business Combination is set forth below.

Audit Committee

The Company’s Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Douglas Maine, Gary Cohen and Alan Black, each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards. Douglas Maine serves as chair of the Audit Committee. The Company’s Board has determined that Mr. Maine qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

The Company’s Compensation Committee consists of Gary Cohen and Douglas Maine, each of whom is an independent director under Nasdaq’s listing standards, and Gary Cohen serves as chair of the Compensation Committee.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee consists of Kanishka Roy and Alan Black, each of whom is an independent director under Nasdaq’s listing standards, and Kanishka Roy serves as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, including nominees who will permit the Continuing Company to comply with applicable California and Nasdaq diversity standards, are specified in the Nominating and Corporate Governance Committee Charter.

Executive Officers

On the Closing Date, the following persons were appointed to serve as the Company’s executive officers:

Name	Office
Allen Salmasi	Chairman and Chief Executive Officer
Janice K. Smith	Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer
Mark Tubinis	Chief Commercial Officer
Michael Salmasi	CEO, Veea Solutions Inc.

In connection with the Closing, each of the Company’s executive officers prior to the Closing resigned from his or her respective position as an executive officer of the Company, in each case effective as of the effective time of the Merger.

Executive Compensation

The compensation of the Company’s named executive officers who served before the consummation of the Business Combination is described in the Proxy Statement in the section entitled “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal-Year-End Table” beginning on pages 240 and 242, respectively, which information is incorporated herein by reference. Since the Company’s inception, the Company’s chief executive officer has received no salary or equity awards.

Director Compensation

A description of the compensation of the Company’s directors before the consummation of the Business Combination is set forth in the Proxy Statement in the sections entitled “Information about Plum - Executive Compensation and Director Compensation” and “Veea Executive Officer and Director Compensation” beginning on pages 196 and 240, respectively, and that information is incorporated herein by reference.

A description of the compensation of the Company’s directors after the consummation of the Business Combination is set forth in the Proxy Statement in the section entitled “Veea Executive Officer and Director Compensation” beginning on page 240, and that information is incorporated herein by reference.

Certain Relationships and Related Transactions

Information about certain relationships and related party transactions is set forth in the section of the Proxy Statement entitled “Certain Relationship and Related Person Transactions” on page 244, which information is incorporated herein by reference.

Director Independence

Nasdaq listing standards require that a majority of the members of the board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The Company currently has four “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules and as determined by the board of directors using its business judgment.

Legal Proceedings

Information about legal proceedings is set forth in the section of the Proxy Statement entitled “Information About Veea - Legal Proceedings” on page 223, which information is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information regarding holders of the Company’s securities is set forth under “Description of the Company’s Securities” below.

Following the Closing, on September 17, 2024, the Common Stock and publicly traded warrants began trading on Nasdaq under the symbols “VEEA” and “VEEAW,” respectively. The warrants may be delisted from Nasdaq if there is not a sufficient number of round lot holders within 15 days after the consummation of the Business Combination, and if delisted, may be quoted on the OTC Bulletin Board or OTC Pink, an inter-dealer automated quotation system for equity securities that is not a national securities exchange. The public units of Plum automatically separated into the component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security.

The Company has not paid any cash dividends on its shares of its Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Report concerning the issuance and sale by the Company of certain unregistered securities, which is incorporated herein by reference.

Description of the Company’s Securities

The Company has authorized 551,000,000 shares of capital stock, consisting of (a) 550,000,000 shares of Common Stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of the Company’s Common Stock are fully paid and non-assessable. As of the Closing Date, there were 35,620,090 shares of Common Stock outstanding, no shares of preferred stock outstanding, and 12,640,508 warrants outstanding.

 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth in Item 2.01 of this Report is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The information set forth in Item 9.01 of this Report is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Convertible Note Financing

On and around September 12, 2024, Plum and Veea, along with NLabs Inc., a significant shareholder of Veea, entered into note purchase agreements with certain accredited investors unaffiliated with Plum and Veea for the sale of unsecured subordinated convertible promissory notes as part of a private placement offering of up to $15 million in purchase price for such Notes in the aggregate. The sale of the Notes occurred simultaneously with the Closing. In addition to a Note, each Investor received as a transfer from NLabs immediately prior to the Financing Closing a number of shares of Veea Series A-1 Preferred Stock that upon the Closing became become a number of registered shares of Common Stock equal to such Investors’ Loan Amount divided by $7.50.

Veea and VeeaSystems Inc. are co-borrowers under each Note and are jointly responsible for the obligations to each Investor thereunder. Each Note has a maturity date of 18 months after the Closing, but is prepayable in whole or in part by the Borrowers at any time without penalty. The outstanding obligations under each Note accrues interest at a rate equal to the Secured Overnight Financing Rate plus 2% per annum, adjusted quarterly, but interest is only payable upon the maturity date of the Note as long as there is no event of default thereunder. Each Note is unsecured and expressly subordinated to any senior debt of the Borrowers. The Notes and the Note Purchase Agreements do not include any operational or financial covenants for the Borrowers. Each Note includes customary events of default for failure to pay amounts due on the maturity date, for failure to otherwise comply with the Borrowers’ covenants thereunder or for Borrower insolvency events, in each case, with customary cure periods, and upon an event of default, the Investor may accelerate all obligations under its Note and the Borrowers will be required to pay for the Investor’s reasonable out-of-pocket collection costs.

The outstanding obligations under each Note are convertible in whole or in part into shares of Common Stock at a conversion price of $7.50 per share (subject to equitable adjustment for stock splits, stock dividends and the like with respect to Common Stock after the Financing Closing) at any time after the Financing Closing at the sole election of the Investor. The outstanding obligations under each Note will automatically convert at the Conversion Price if (i) the Company or its subsidiaries consummate one or more additional financings for equity or equity-linked securities for at least $20 million in the aggregate or makes one or more significant acquisitions valued in the aggregate (based on the consideration provided by the Company and its subsidiaries) to be at least $20 million, (ii) the Investors holding a majority of the aggregate outstanding obligations under the Notes expressly agree to convert all obligations under the Notes or (iii) the Common Stock trades with an average daily VWAP of at least $10.00 (subject to equitable adjustment for stock splits, stock dividends and the like with respect to Common Stock after the Financing Closing) for ten (10) consecutive trading days. The obligations under each Note will also automatically convert in connection with a Brokerage Transfer, as described below.

The Notes and the Conversion Shares are subject to a lock-up for a period of 6 months after the Financing Closing (subject to early release for a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property, and subject to customary permitted transfer exceptions). The Transferred Shares are not be subject to any lock-up restrictions, but for a period of 6 months after the Closing they will be separately designated by SPAC’s transfer agent and kept as book entry shares on the transfer agent’s records and will not be eligible to be held by DTC without the Investor first notifying the Company of its intent to transfer any such Transferred Shares to a brokerage account and/or to be held by DTC or another nominee. If the Investor provides such notice or otherwise has any Transferred Shares subject to a Brokerage Transfer within 6 months after the Closing, a portion of the outstanding obligations under such Investor’s Note will automatically convert into a number of Conversion Shares equal to the number of Transferred Shares subject to such Brokerage Transfer, and the lock-up period for such Conversion Shares will be extended for an additional 6 months to 12 months after the Financing Closing.

The Note Purchase Agreements include customary registration rights providing that as soon as practicable after the Closing, the Company will file with the SEC a registration statement to register the resale of the Conversion Shares, and will use its commercially reasonable efforts to have it declared effective within 90 days after the Closing.

The Company issued the Notes pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2).

Shares Issued to Vendors

In connection with the consummation of the Business Combination, the Company issued 66,667 shares of Common Stock to a certain vendor and 175,000 shares of Common Stock to another vendor, in satisfaction of certain obligations owed to such vendors.

Item 3.03 Material Modification to Rights of Security Holders.

On the Closing Date, the Company filed the Amended and Restated Certificate of Incorporation of the Company (the “A&R Certificate”) with the Secretary of State of the State of Delaware. The material terms of the A&R Certificate and the general effect upon the rights of holders of the Company’s capital stock are described in the sections of the Proxy Statement entitled “Proposal No. 3 - Charter Proposal,” beginning on page 138, which information is incorporated herein by reference. A copy of the A&R Certificate is filed as Exhibit 3.1 to this Report and is incorporated herein by reference.

In addition, upon the Closing, pursuant to the terms of the Business Combination Agreement, the Company amended and restated its bylaws. A copy of the Company’s Amended and Restated Bylaws is filed as Exhibit 3.2 to this Report and is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On September 19, 2024, the Board dismissed Marcum LLP (“Marcum”), the Company’s independent registered public accounting firm. Marcum’s report on Plum’s financial statements as of December 31, 2023 and 2022 contained an explanatory paragraph relating to going concern, but otherwise did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, Plum’s Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of Plum’s disclosure controls and procedures as of June 30, 2024. Based upon their evaluation, Plum’s Chief Executive Officer and Chief Financial Officer concluded that Plum’s disclosure controls and procedures were not effective as of June 30, 2024 due to the material weakness in Plum’s internal controls over accounting and reporting complex financial instruments including the accounting for Plum’s subscription agreements and other service provider or investor agreements, proper classification of warrants as liabilities and redeemable Class A ordinary shares as temporary equity and prepaid expenses between current and non-current, misclassification of the trust account between current and long term assets, misclassification of redeemed shares between current liabilities and temporary equity and under accrual of liabilities.

During Marcum’s engagement by the Company, and through the date of dismissal, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audit scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, other than as described above.

The Company has provided Marcum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to Item 304(a) and, if not, stating the respects in which it does not agree. A letter from Marcum is attached as Exhibit 16.1 to this Report.

On September 19, 2024 the Board approved the engagement of PKF O’Connor Davies, LLP (“PKF”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2024, effective immediately. The Audit Committee of the Board is expected to ratify the dismissal of Marcum and the engagement of PKF shortly. The change will be effective upon PKF’s completion of its standard client acceptance process and execution of an engagement letter.

During the fiscal years ended December 31, 2023 and December 31, 2022, and the subsequent interim period through the date of PKF’s engagement, neither Plum, nor any party on behalf of Plum, consulted PKF regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Plum’s financial statements, and no written report or oral advice was provided to Plum by PKF that was an important factor considered by Plum in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement or a reportable event, each as defined above.

Item 5.01 Changes in Control of the Registrant.

The information set forth in the “Introductory Note” and in Item 2.01 of this Report is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Jeffrey Friedman as Chief Financial Officer

Effective September 13, 2024, Jeffrey Friedman resigned as Senior Vice President and Chief Financial Officer of the Company. Mr. Friedman resigned for personal reasons and there were no disagreements between Mr. Friedman and the Company. His departure is not related to the operations, policies or practices of the Company or any issues regarding accounting policies or practices. The Company has not entered into any agreement with Mr. Friedman regarding the terms of his separation from service with the Company. The Company intends to conduct a search of potential internal and external candidates to replace Mr. Friedman. In the interim, the Company’s Chief Operating Officer, Janice Smith, will assume the duties as principal financial officer and principal accounting officer of the Company.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers before and after the consummation of the Business Combination is set forth in (i) the Proxy Statement in the sections entitled “Information about Plum - Management” beginning on page 188, “Management of New Plum Following the Business Combination” beginning on page 210 and (ii) the Report filed on September 12, 2024, each of which are incorporated herein by reference.

The information regarding the Company’s officers and directors set forth under the headings “Directors and Executive Officers” and “Executive Compensation” in Item 2.01 of this Report is incorporated herein by reference.

Director Compensation

The information set forth under the heading “Director Compensation” in Item 2.01 of this Report is incorporated herein by reference.

Item 5.06 Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an “initial business combination” as required by the Company’s Amended and Restated Certificate of Incorporation, the Company ceased to be a shell company upon the Closing. The material terms of the Business Combination are described in the section of the Proxy Statement entitled “Proposal No. 3 - The Business Combination Proposal” beginning on page 93, which information is incorporated herein by reference.

Item 8.01 Other Events

On September 16, 2024, the parties issued a joint press release announcing the completion of the Business Combination. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

On September 18, 2024, Veea issued a press release announcing the establishment of a strategic partnership with Crowdkeep. A copy of the press release is filed as Exhibit 99.2 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The audited financial statements of Veea as of December 31, 2023 and 2022 and for the years then ended are included in the Proxy Statement beginning at page F-57 and are incorporated herein by reference.

The unaudited financial statements of Veea as of June 30, 2024 and for the six months then ended are filed as Exhibit 99.3 to this Report and are incorporated herein by reference.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined balance sheet and statements of operations of the Company as of June 30, 2024 is filed as Exhibit 99.4 to this Report and is incorporated by reference herein.

(c) Exhibits

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Description	Form	Exhibit	Filing Date
2.1+	Business Combination Agreement, dated November 27, 2023, between Plum Acquisition Corp. I, Veea Inc. and Plum SPAC Merger Sub, Inc.	8-K	2.1	December 1, 2023
3.1*	Amended and Restated Certificate of Incorporation
3.2*	Amended and Restated Bylaws
10.1	Amendment No. 2 to Business Combination Agreement, dated September 11, 2024, by and among Plum Acquisition Corp. I, Plum SPAC Merger Sub, Inc., and Veea Inc.	8-K	10.1	September 12, 2024
10.2	Amendment to Promissory Note, dated September 11, 2024, by and between Plum Acquisition Corp. I and Mr. Michael Dinsdale.	8-K	10.2	September 12, 2024
10.3	Amendment to Promissory Note, dated September 11, 2024, by and between Plum Acquisition Corp. I and Ms. Ursula Burns.	8-K	10.3	September 12, 2024
10.4	Amendment to Promissory Note, dated September 11, 2024, by and between Plum Acquisition Corp. I and Mr. Kanishka Roy.	8-K	10.4	September 12, 2024
10.5	Amendment to Promissory Note, dated September 11, 2024, by and between Plum Acquisition Corp. I and Plum Partners LLC.	8-K	10.5	September 12, 2024
10.6	Sponsor Letter Agreement, dated November 27, 2023, between Plum Acquisition Corp. I, Plum Partners LLC, and Veea Inc.	S-4/A	10.1	May 13, 2024
10.7	Form of Stockholder Support Agreement, dated November 27, 2023, between Plum Acquisition Corp. I, Veea Inc., and the other parties thereto	S-4/A	10.4	May 13, 2024
10.8*+	Closing Agreement, dated September 13, 2024, between Plum Acquisition Corp. I, Veea Inc. and Plum SPAC Merger Sub, Inc.
10.9*	Amended and Restated Registration Rights Agreement, dated September 13, 2024, between Plum Acquisition Corp. I, Veea Inc., Plum Partners LLC and certain stockholders of Veea Inc.
10.10*	Form of Lock-Up Agreement, dated September 13, 2024, between Veea Inc. and certain stockholders
10.11*	Form of Note Conversion Agreement, dated September 13, 2024, between Plum Acquisition Corp. I, Veea Inc. and certain note holders
10.12*	Amendment to Polar Lock-Up Agreement, dated September 13, 2024, between Plum Acquisition Corp. I and Polar Multi-Strategy Fund
10.13*	Amendment to Cohen Lock-Up Agreement, dated September 13, 2024, between Plum Acquisition Corp. I and Cohen
10.14*	2024 Incentive Equity Plan
10.15*	2024 Employee Stock Purchase Plan
16.1*	Letter from Marcum LLP
99.1*	Press Release, dated September 16, 2024
99.2*	Press Release, dated September 18, 2024
99.3*	Unaudited Financial Statements of Veea Inc. as of June 30, 2024 and for the six months then ended
99.4*	Unaudited Pro Forma Condensed Combined Financial Information
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed or furnished herewith

+	The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2024	Veea Inc.

	By:	/s/ Allen Salmasi
	Name:	Allen Salmasi
	Title:	Chairman and Chief Executive Officer